Exhibit C

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Stock, par value US$0.0001 per share, of ECD Automotive Design, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 25, 2026

ATW Opportunities Master Fund II, L.P.

By:	/s/ Kerry Propper
Kerry Propper, A Managing Member of the General Partner

Defender SPV LLC

By:	/s/ Kerry Propper
Kerry Propper, A Managing Member of its Manager

ATW Partners Opportunities Management, LLC

By:	/s/ Kerry Propper
Kerry Propper, A Managing Member

Antonio Ruiz-Gimenez

By:	/s/ Antonio Ruiz-Gimenez
Individually

Kerry Propper

By:	/s/ Kerry Propper
Individually